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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-48026 and 333-51656) pertaining to the (i) TeleCommunication Systems, Inc. Amended and Restated 1997 Stock Incentive Plan; (ii) the TeleCommunication Systems, Inc. Employee Stock Purchase Plan; (iii) XYPOINT Corporation 2000 Stock Plan; (iv) XYPOINT Corporation 1997 Stock Plan, as amended; and (v) XYPOINT Corporation 1995 Stock Option Plan, of our report, dated February 9, 2001, with respect to the financial statements of TeleCommunication Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.



                                              /s/ Ernst & Young LLP


Baltimore, Maryland
March 23, 2001